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                       CONSENT OF PANNELL KERR FORSTER PC

We hereby consent to the inclusion in the Registration Statement on Form S-1 of Vitech America, Inc, of our report dated July 19, 1996, except for Note 15 for which the date is September 3, 1996, on our audit of the financial statements of Vitech America, Inc. as of December 31, 1995 and December 31, 1994 and for the two years ended December 31, 1995 and 1994 and for the period June 24, 1993 (inception) to December 31, 1993.

We also hereby consent to the reference to our firm under the caption "Experts" in the Registration Statement.




/s/ PANNELL KERR FORSTER PC
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    Pannell Kerr Forster PC

New York, New York
September 5, 1996